UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2011 (December 13, 2011)

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-34134	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices)

(86) 10-51691999
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01. OTHER EVENTS.

On December 13, 2011, China TransInfo Technology Group Co., Ltd. (the “Group Company”), a variable interest entity of China TransInfo Technology Corp. (the “Company”), entered into an equity transfer agreement (the “Agreement”) with Beijing University Technology Development Department (“Beijing University”) whereby Beijing University agreed to transfer its 3% equity interest, or RMB 3 million (approximately $474,000) registered capital of the Company’s another variable interest entity, Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”) to the Group Company. Under the Agreement, the Group Company was required to pay off the purchase price of RMB3 million within 5 days after the Agreement. As a result of this equity transfer, the Group Company’s equity interest in PKU increased from 97% to 100%.

The foregoing summary of the material terms and provisions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed as Exhibit 99.1 to this report, which is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description

99.1	English Translation of Equity Transfer Agreement, dated December 13, 2011, by and between the Group Company and Beijing University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: December 19, 2011

/s/ Shudong Xia
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	English Translation of Equity Transfer Agreement, dated December 13, 2011, by and between the Group Company and Beijing University.